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                                                       N-SAR Item 77Q(3) Exhibit

     Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

     Evergreen International Bond Fund

                  72DD              73A              74U               74V


                  Dollar            Per Share        Shares


                  Distributions     Distributions    Outstanding       NAV
     ---------------------------------------------------------------------



     Class A      $0                $0.00            93,437            $10.70


     Class B      $0                $0.00            30,980            $10.69


     Class C      $0                $0.00            75,818            $10.69


     Class I      $8,073,921        $0.77            13,780,074        $10.69


     Class IS     $149,586           $0.76            214,693          $10.70